Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505
tel +1-203-968-3000

Xerox Reports Third-Quarter 2014 Earnings

—	GAAP EPS from continuing operations of 22 cents
—	Adjusted EPS of 27 cents
—	Total revenue of $5.1 billion, 57 percent from Services
—	Services revenue of $2.9 billion, up 1 percent
—	Operating margin of 9.5 percent, up 0.1 points year-over-year
—	Cash flow from operations of $595 million
—	Share repurchase of $251 million

NORWALK, Conn., Oct. 22, 2014 – Xerox (NYSE: XRX) announced today third-quarter 2014 adjusted earnings per share of 27 cents. Adjusted EPS excludes 5 cents related to amortization of intangibles, resulting in GAAP EPS from continuing operations of 22 cents.

In the third-quarter, total revenue of $5.1 billion was down 2 percent. Revenue from the company’s Services business, which represented 57 percent of total revenue, was $2.9 billion, up 1 percent and flat year-over-year in constant currency. Revenue from the company’s Document Technology business, which represented 40 percent of total revenue, was $2 billion, down 6 percent. Segment margin for Services was 8.9 percent while the Document Technology business was 14 percent.

“This quarter we delivered earnings at the high end of our range. Profits from our Document Technology business came in above expectations while Services results were lower than planned,” said Ursula Burns, Xerox chairman and chief executive officer. “Our Document Technology business continues to provide strong profitability, and we are continuing to invest in our Services business for revenue and profit improvement by strengthening leadership and evolving our operating model to better leverage our scale and drive efficiency and customer value. These activities will position us well for the future.”

Third-quarter operating margin of 9.5 percent improved 0.1 points year-over-year, resulting in operating profit of $486 million. Gross margin was 30.8 percent, and selling, administrative and general expenses were 18.6 percent of revenue.

The company generated $595 million in cash flow from operations during the quarter. In the third-quarter, Xerox repurchased $251 million in stock and $730 million through Sept. 30, 2014 and is increasing its full-year expectation for repurchases to approximately $1 billion. “Our business continues to deliver strong cash flow that enables us to invest for growth while returning capital to shareholders through share repurchases and dividends,” added Burns.

For the fourth-quarter, Xerox expects 2014 GAAP earnings per share to be 26 to 28 cents per share. Fourth-quarter adjusted EPS is expected to be 30 to 32 cents.

The company expects full-year 2014 GAAP earnings per share of 93 to 95 cents and full-year adjusted EPS of $1.11 to $1.13.

About Xerox

Xerox is a global business services, technology and document management company helping organizations transform the way they manage their business processes and information. Headquartered in Norwalk, Conn., we have more than 140,000 Xerox employees and do business in more than 180 countries. Together, we provide business process services, printing equipment, hardware and software technology for managing information -- from data to documents. Learn more at www.xerox.com.

Non- GAAP Measures

This release refers to the following non-GAAP financial measures:

—	Adjusted EPS (earnings per share) for the third-quarter 2014 as well as for the fourth-quarter and full-year 2014 guidance that excludes certain items.
—	Operating profit and margin for the third-quarter 2014 that excludes certain expenses.
—	Constant Currency revenue growth for the third-quarter 2014, which excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

—  X  X  X  —

Media Contacts:

Karen Arena, Xerox, +1-732-407-8510, karen.arena@xerox.com

Bill McKee, Xerox, +1-585-423-4476, bill.mckee@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

Troy Anderson, Xerox, +1-203-849- 2672, troy.anderson@xerox.com

Note: To receive RSS news feeds, visit http://news.xerox.com/rss. For open commentary, industry perspectives and views visit http://www.linkedin.com/company/xerox, http://twitter.com/xeroxcorp, http://simplifywork.blogs.xerox.com, http://www.facebook.com/XeroxCorp, http://www.youtube.com/XeroxCorp.

Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per-share data)	2014	2013	% Change	2014	2013	% Change

Revenues
Sales	$1,279	$1,360	(6%)	$3,891	$4,084	(5%)
Outsourcing, maintenance and rentals	3,745	3,742	- %	11,315	11,345	- %
Financing	96	133	(28%)	294	364	(19%)

Total Revenues	5,120	5,235	(2%)	15,500	15,793	(2%)

Costs and Expenses
Cost of sales	777	859	(10%)	2,399	2,589	(7%)
Cost of outsourcing, maintenance and rentals	2,733	2,686	2%	8,250	8,150	1%
Cost of financing	35	40	(13%)	107	125	(14%)
Research, development and engineering expenses	138	145	(5%)	424	448	(5%)
Selling, administrative and general expenses	951	1,015	(6%)	2,879	3,090	(7%)
Restructuring and asset impairment charges	28	35	(20%)	93	60	55%
Amortization of intangible assets	85	83	2%	253	249	2%
Other expenses, net	73	38	92%	179	115	56%

Total Costs and Expenses	4,820	4,901	(2%)	14,584	14,826	(2%)

Income before Income Taxes & Equity Income(1)	300	334	(10%)	916	967	(5%)
Income tax expense	71	85	(16%)	202	203	- %
Equity in net income of unconsolidated affiliates	44	43	2%	119	126	(6%)

Income from Continuing Operations	273	292	(7%)	833	890	(6%)
Loss from Discontinued Operations, net of tax	(1)	(1)	- %	(3)	(22)	*

Net Income	272	291	(7%)	830	868	(4%)

Less: Net income attributable to noncontrolling interests	6	5	20%	17	15	13%

Net Income Attributable to Xerox	$266	$286	(7%)	$813	$853	(5%)

Amounts Attributable to Xerox:
Net Income from continuing operations	$267	$287	(7%)	$816	$875	(7%)
Net Loss from discontinued operations	(1)	(1)	- %	(3)	(22)	*

Net Income Attributable to Xerox	$266	$286	(7%)	$813	$853	(5%)

Basic Earnings per Share:
Continuing Operations	$0.23	$0.23	- %	$0.69	$0.70	(1%)
Discontinued Operations	-	-	*	(0.01)	(0.02)	(50%)

Total Basic Earnings per Share	$0.23	$0.23	- %	$0.68	$0.68	- %

Diluted Earnings per Share:
Continuing Operations	$0.22	$0.22	- %	$0.68	$0.68	- %
Discontinued Operations	-	-	*	(0.01)	(0.01)	- %

Total Diluted Earnings per Share	$0.22	$0.22	- %	$0.67	$0.67	- %

* Percent change not meaningful.

(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2014	2013	2014	2013

Net Income	$272	$291	$830	$868
Less: Net income attributable to noncontrolling interests	6	5	17	15

Net Income Attributable to Xerox	266	286	813	853

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(492)	269	(401)	(178)
Unrealized (losses) gains, net	(9)	14	32	7
Changes in defined benefit plans, net	73	(38)	(81)	121

Other Comprehensive (Loss) Income, Net	(428)	245	(450)	(50)
Less: Other comprehensive loss, net attributable to noncontrolling interests	(2)	-	(1)	-

Other Comprehensive (Loss) Income, Net Attributable to Xerox	(426)	245	(449)	(50)

Comprehensive (Loss) Income, Net	(156)	536	380	818
Less: Comprehensive income, net attributable to noncontrolling interests	4	5	16	15

Comprehensive (Loss) Income, Net Attributable to Xerox	$(160)	$531	$364	$803

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2014	December 31, 2013

Assets
Cash and cash equivalents	$1,015	$1,764
Accounts receivable, net	3,026	2,929
Billed portion of finance receivables, net	126	113
Finance receivables, net	1,427	1,500
Inventories	1,069	998
Other current assets	1,219	1,207

Total current assets	7,882	8,511
Finance receivables due after one year, net	2,708	2,917
Equipment on operating leases, net	526	559
Land, buildings and equipment, net	1,388	1,466
Investments in affiliates, at equity	1,365	1,285
Intangible assets, net	2,317	2,503
Goodwill	9,351	9,205
Other long-term assets	2,340	2,590

Total Assets	$27,877	$29,036

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,305	$1,117
Accounts payable	1,550	1,626
Accrued compensation and benefits costs	800	734
Unearned income	546	496
Other current liabilities	1,502	1,713

Total current liabilities	5,703	5,686
Long-term debt	6,355	6,904
Pension and other benefit liabilities	2,248	2,136
Post-retirement medical benefits	761	785
Other long-term liabilities	553	757

Total Liabilities	15,620	16,268

Series A Convertible Preferred Stock	349	349

Common stock	1,160	1,210
Additional paid-in capital	4,710	5,282
Treasury stock, at cost	(252)	(252)
Retained earnings	9,412	8,839
Accumulated other comprehensive loss	(3,228)	(2,779)

Xerox shareholders’ equity	11,802	12,300
Noncontrolling interests	106	119

Total Equity	11,908	12,419

Total Liabilities and Equity	$27,877	$29,036

Shares of common stock issued	1,160,568	1,210,321
Treasury stock	(19,012)	(22,001)

Shares of common stock outstanding	1,141,556	1,188,320

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2014	2013	2014	2013

Cash Flows from Operating Activities:
Net income	$272	$291	$830	$868
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	349	340	1,070	1,012
Provision for receivables	18	27	56	86
Provision for inventory	6	10	20	22
Net gain on sales of businesses and assets	(9)	(24)	(38)	(14)
Undistributed equity in net income of unconsolidated affiliates	(37)	(41)	(77)	(85)
Stock-based compensation	26	19	76	78
Restructuring and asset impairment charges	28	35	93	60
Payments for restructurings	(31)	(34)	(103)	(107)
Contributions to defined benefit pension plans	(101)	(64)	(206)	(162)
Increase in accounts receivable and billed portion of finance receivables	(96)	(55)	(485)	(557)
Collections of deferred proceeds from sales of receivables	106	140	332	371
Increase in inventories	(34)	(41)	(137)	(182)
Increase in equipment on operating leases	(81)	(79)	(204)	(207)
Decrease in finance receivables	28	400	82	519
Collections on beneficial interest from sales of finance receivables	20	16	62	43
Increase in other current and long-term assets	(61)	(38)	(179)	(158)
Increase (decrease) in accounts payable and accrued compensation	126	(61)	38	(123)
Increase (decrease) in other current and long-term liabilities	28	77	(80)	(34)
Net change in income tax assets and liabilities	56	56	128	95
Net change in derivative assets and liabilities	(4)	13	(25)	(28)
Other operating, net	(14)	(26)	(47)	(90)

Net cash provided by operating activities	595	961	1,206	1,407

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(91)	(84)	(277)	(253)
Proceeds from sales of land, buildings and equipment	8	41	43	52
Cost of additions to internal use software	(21)	(18)	(61)	(63)
Proceeds from sale of businesses	1	-	16	11
Acquisitions, net of cash acquired	(25)	(24)	(306)	(155)
Other investing, net	-	3	11	9

Net cash used in investing activities	(128)	(82)	(574)	(399)

Cash Flows from Financing Activities:
Net payments on debt	(40)	(610)	(335)	(931)
Common stock dividends	(77)	(77)	(218)	(201)
Preferred stock dividends	(6)	(6)	(18)	(18)
Proceeds from issuances of common stock	10	43	49	96
Excess tax benefits from stock-based compensation	9	12	15	13
Payments to acquire treasury stock, including fees	(251)	(162)	(730)	(172)
Repurchases related to stock-based compensation	(39)	(44)	(40)	(54)
Distributions to noncontrolling interests	(23)	(27)	(40)	(32)
Other financing	-	-	(10)	(3)

Net cash used in financing activities	(417)	(871)	(1,327)	(1,302)

Effect of exchange rate changes on cash and cash equivalents	(42)	11	(54)	(4)

Increase (decrease) in cash and cash equivalents	8	19	(749)	(298)
Cash and cash equivalents at beginning of period	1,007	929	1,764	1,246

Cash and Cash Equivalents at End of Period	$1,015	$948	$1,015	$948

Financial Review

Revenues

	Three Months Ended
	September 30,			% of Total Revenue
(in millions)	2014	2013	% Change	2014	2013

Equipment sales	$748	$810	(8%)	15%	15%
Annuity revenue	4,372	4,425	(1%)	85%	85%

Total Revenue	$5,120	$5,235	(2%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,279	$1,360	(6%)
Less: Supplies, paper and other sales	(531)	(550)	(3%)

Equipment Sales	$748	$810	(8%)

Outsourcing, maintenance and rentals	$3,745	$3,742	- %
Add: Supplies, paper and other sales	531	550	(3%)
Add: Financing	96	133	(28%)

Annuity Revenue	$4,372	$4,425	(1%)

Third quarter 2014 total revenues decreased 2% as compared to third quarter 2013, with no impact from currency, and reflected the following:

•	Annuity revenue decreased 1% as compared to third quarter 2013, with no impact from currency. Annuity revenue is comprised of the following:
¡	Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment, and maintenance revenue (including bundled supplies) and rental revenue, both primarily within the Document Technology segment. Growth in the Services segment was offset by a decline in the Document Technology segment.
¡	Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The decrease of 3% was due to modestly lower supplies demand and a decline in other sales revenue.
¡	Financing revenue is generated from financed sale transactions primarily within the Document Technology segment. The decrease of 28% is primarily due to a $25 million pre-tax gain on finance receivable sales in third quarter 2013, with the remainder of the decrease reflecting a lower finance receivable balance mostly as a result of lower originations from decreased equipment sales and prior period sales of finance receivables. See Sales of Finance Receivables section for further discussion.

•	Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing business within our Services segment. Equipment sales revenue decreased 8% as compared to third quarter 2013, with no impact from currency.

The decline was primarily driven by lower sales in entry products due to product launch timing and overall price declines that were within our historical range of 5% to 10%.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,

	2014	2013	B/(W)

Total Gross Margin	30.8%	31.5%	(0.7) pts.
RD&E as a % of Revenue	2.7%	2.8%	0.1 pts.
SAG as a % of Revenue	18.6%	19.4%	0.8 pts.

Operating Margin (1)	9.5%	9.4%	0.1 pts.

Pre-tax income margin	5.9%	6.4%	(0.5) pts.

Operating Margin

Third quarter 2014 operating margin1 of 9.5% increased 0.1-percentage points as compared to third quarter 2013, driven primarily by a 0.9-percentage point improvement in operating expenses as a percent of revenue partially offset by a decline in gross margin of 0.7-percentage points. The operating margin improvement reflects restructuring and productivity improvements and continued benefits from currency mostly offset by lower Services margins from higher government healthcare platform expenses and other platform and resource investments across the Services segment. As anticipated, operating margin also benefitted from lower year-over-year pension expense and settlement losses (collectively referred to as “pension expense”), and we expect these benefits to continue through fourth quarter 2014.

Gross Margin

Gross margin of 30.8% decreased 0.7-percentage points as compared to third quarter 2013. While Document Technology gross margin increased 0.8-percentage points, a 1.1-percentage point decline in Services gross margin, combined with a higher mix of Services revenue, resulted in the overall gross margin reduction.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (“RD&E”)

Third quarter 2014 RD&E as a percentage of revenue of 2.7% was lower by 0.1-percentage points as compared to third quarter 2013. The decrease was driven by benefits from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue) and restructuring and productivity improvements.

RD&E of $138 million was $7 million lower than third quarter 2013, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength, and we continue to invest at levels that enhance our innovation, particularly in Services, color and software. R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percentage of revenue of 18.6% decreased 0.8-percentage points from third quarter 2013. The decrease was driven by the higher mix of Services revenue (which historically has lower SAG as a percentage of revenue), restructuring and productivity improvements, and lower pension, marketing and bad debt expenses. The net reduction in SAG spending exceeded the overall revenue decline on a percentage basis.

SAG of $951 million was $64 million lower than third quarter 2013. This includes a $3 million unfavorable impact from currency for the quarter. SAG expenses reflect the following:

•	$28 million decrease in selling expenses.
•	$27 million decrease in general and administrative expenses.
•	$9 million decrease in bad debt expenses to $18 million. Third quarter 2014 bad debt expense remained less than one percent of receivables.

Restructuring and Asset Impairment Charges

During third quarter 2014, we recorded net restructuring and asset impairment charges of $28 million, which includes approximately $30 million of severance costs related to headcount reductions of approximately 1,300 employees worldwide and $2 million of lease cancellation costs. These costs were partially offset by $4 million of net reversals for changes in estimated reserves from prior period initiatives.

During third quarter 2013, we recorded net restructuring and asset impairment charges of $35 million, which included approximately $38 million of severance costs related to headcount reductions of approximately 2,100 employees primarily in North America. These costs were partially offset by $3 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of September 30, 2014 for all programs was $93 million, of which approximately $90 million is expected to be spent over the next twelve months.

In fourth quarter 2014, we expect to incur additional restructuring charges of approximately $0.02 per diluted share for actions and initiatives that have not yet been finalized.

Worldwide Employment

Worldwide employment of approximately 144,500 as of September 30, 2014 increased by approximately 1,400 from December 31, 2013, due primarily to the impact of acquisitions.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2014	2013

Non-financing interest expense	$57	$60
Interest income	(2)	(3)
Gains on sales of businesses and assets	(9)	(24)
Currency losses, net	1	-
Litigation matters	16	-
Loss on sales of accounts receivables	4	4
Deferred compensation investment gains	(1)	(6)
All other expenses, net	7	7

Total Other Expenses, Net	$73	$38

Non-financing interest expense

Third quarter 2014 non-financing interest expense of $57 million was $3 million lower than third quarter 2013. When combined with financing interest expense (cost of financing), total company interest expense declined by $8 million from third quarter 2013, primarily driven by a lower average debt balance and lower average cost of debt.

Gains on sales of businesses and assets

Third quarter 2014 and 2013 gains on sales of businesses and assets are primarily comprised of gains on the sales of surplus U.S. properties.

Litigation matters

Third quarter 2014 litigation matters primarily reflect a reserve adjustment related to lawsuits filed in prior years.

Income Taxes

Third quarter 2014 effective tax rate was 23.7%. On an adjusted basis1, third quarter 2014 tax rate was 26.8%, which was lower than the U.S. statutory tax rate primarily due to benefits for foreign tax credits as well as the geographical mix of profits.

Third quarter 2013 effective tax rate was 25.4%. On an adjusted basis1, third quarter 2013 tax rate was 27.8%, which was lower than the U.S. statutory tax rate primarily due to benefits from foreign tax credits which were partially offset by the discrete impact of $12 million for the U.K. corporate income tax rate reduction and the corresponding adjustment to our deferred tax asset.

Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10-percentage points from these non-U.S. operations, which is comparable to 2013.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, we anticipate that our effective tax rate for fourth quarter 2014 will be approximately 23% to 27%, and for full year 2014 we anticipate it will be approximately 24% to 26%.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Third quarter 2014 equity income was $44 million, an increase of $1 million compared to third quarter 2013. Third quarter 2014 equity income includes $1 million of charges related to our share of Fuji Xerox after-tax restructuring, compared to $3 million of restructuring charges for third quarter 2013.

Net Income

Third quarter 2014 net income from continuing operations attributable to Xerox was $267 million, or $0.22 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $320 million, or $0.27 per diluted share. Third quarter 2014 adjustments to net income reflect the amortization of intangible assets.

Third quarter 2013 net income from continuing operations attributable to Xerox was $287 million, or $0.22 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $339 million, or $0.26 per diluted share. Third quarter 2013 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the third quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Discontinued Operations

During third quarter 2014, we completed the closure of Xerox Audio Visual Solutions, Inc. (XAV), a small audio visual business within our Global Imaging Systems subsidiary, and recorded a net pre-tax loss on disposal of $1 million. XAV provided audio visual equipment and services to enterprise and government customers. As a result of this closure, we reported XAV as a Discontinued Operation and reclassified its results from the Other segment to Discontinued Operations in third quarter 2014.

In May 2014, we sold our Truckload Management Services, Inc. (TMS) business for $15 million and recorded a net pre-tax loss on disposal of $1 million. TMS provided document capture and submission solutions as well as campaign management, media buying and digital marketing services to the long haul trucking and transportation industry. As a result of this transaction, we reported TMS as a Discontinued Operation and reclassified its results from the Services segment to Discontinued Operations in second quarter 2014.

In 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American and European Paper businesses. As a result of these transactions, we reported these paper-related operations as Discontinued Operations and reclassified the results from the Other segment to Discontinued Operations in 2013. We recorded a net pre-tax loss on disposal of $25 million in 2013 for the disposition of these businesses. In 2014, we recorded net income of $1 million in Discontinued Operations primarily representing adjustments of amounts previously recorded for the loss on disposal due to changes in estimates.

Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2014	2013	2014	2013

Revenues	$6	$109	$45	$442

(Loss) income from operations	$(1)	$-	$(1)	$4
Loss on disposal	(1)	(1)	(1)	(22)

Net loss before income taxes	(2)	(1)	(2)	(18)
Income tax (benefit) / expense	(1)	-	1	4

Loss from discontinued operations, net of tax	$(1)	$(1)	$(3)	$(22)

Diluted earnings per share from discontinued operations	$-	$-	$(0.01)	$(0.01)

Total diluted earnings per share, inclusive of discontinued operations	$0.22	$0.22	$0.67	$0.67

Segment Review

	Three Months Ended September 30,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2014
Services	$120	$2,828	$2,948	57%	$262	8.9%
Document Technology	599	1,430	2,029	40%	285	14.0%
Other	29	114	143	3%	(85)	(59.4%)

Total	$748	$4,372	$5,120	100%	$462	9.0%

2013
Services	$132	$2,800	$2,932	56%	$292	10.0%
Document Technology	647	1,512	2,159	41%	261	12.1%
Other	31	113	144	3%	(56)	(38.9%)

Total	$810	$4,425	$5,235	100%	$497	9.5%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (BPO), Document Outsourcing (DO) and Information Technology Outsourcing (ITO).

Services Revenue Breakdown:

	Three Months Ended September 30,
(in millions)	2014	2013	% Change

Business Processing Outsourcing	$1,786	$1,751	2%
Document Outsourcing	832	828	-%
Information Technology Outsourcing	376	389	(3%)
Less: Intra-Segment Eliminations	(46)	(36)	28%

Total Revenue - Services	$2,948	$2,932	1%

Note: 2013 BPO and ITO revenues have been revised to conform to the 2014 presentation of revenues.

Revenue

Third quarter 2014 Services revenue of $2,948 million was 57% of total revenue and increased 1% from third quarter 2013, with a 1-percentage point positive impact from currency.

•	BPO revenue increased 2% and represented 60% of total Services revenue. Increased growth from acquisitions along with growth in commercial healthcare, litigation services, commercial European BPO, and portions of government healthcare were partially offset by declines in portions of customer care and government and transportation. In addition, the anticipated run-off of the student loan business and the Texas Medicaid contract had a combined 3.6-percentage point negative impact on BPO revenue growth in the quarter and a 2.1-percentage point negative impact on total Services revenue.
¡	In third quarter 2014, BPO revenue mix across the major business areas was as follows: Commercial – 46%; Government and Transportation – 24%; Commercial Healthcare – 18%; and Government Healthcare – 12%.
•	DO revenue was flat and represented 28% of total Services revenue. Growth in the partner print services offerings was offset by declines in other markets.
•	ITO revenue decreased 3% and represented 12% of total Services revenue. Revenue ramp from lower prior period signings was more than offset by lost business as we have become more selective in our participation in the ITO market with our main focus on margin improvement.

Segment Margin

Third quarter 2014 Services segment margin of 8.9% decreased by 1.1-percentage points from third quarter 2013 driven by a gross margin decline of 1.1-percentage points. Margin improvements in the commercial healthcare, human resources and commercial European businesses were more than offset by declines in the government healthcare, ITO and government and transportation businesses. Productivity improvements and restructuring benefits were more than offset by continued higher but improving expenses associated with our government healthcare Medicaid platform, ITO contract actions to improve margins, higher compensation expenses and price declines that were consistent with prior periods.

Metrics

Pipeline

Our total Services sales pipeline grew 7% over third quarter 2013. The sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Third quarter 2014 Services signings were $2.3 billion in TCV.

•	BPO signings of $1.4 billion TCV
•	DO signings of $700 million TCV
•	ITO signings of $200 million TCV

Signings decreased 21% versus third quarter 2013, with ITO decreasing at a higher rate than BPO and DO. The decrease was driven by a lower level of renewal decision opportunities than in third quarter 2013 and lower new business signings which were partially impacted by customer decision delays and a decrease in the average contract length. Signings on a trailing twelve month (“TTM”) basis decreased 17% in relation to the comparable prior year period. New business annual recurring revenue (“ARR”) and non-recurring revenue (“NRR”) decreased 18% from third quarter 2013 and decreased 6% on a TTM basis. The above DO signings amount does not include signings from our partner print services offerings.

Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the ARR on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. Third quarter 2014 contract renewal rate for BPO and ITO contracts was 82%, which was moderately below our target range of 85%-90% driven by ITO. Total renewal decision opportunities were significantly lower than in third quarter 2013.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.

Document Technology Revenue Breakdown:

	Three Months Ended September 30,
(in millions)	2014	2013	% Change

Equipment sales	$599	$647	(7%)
Annuity revenue	1,430	1,512	(5%)

Total Revenue	$2,029	$2,159	(6%)

Third quarter 2014 Document Technology revenue of $2,029 million decreased 6% from third quarter 2013, with no impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, third quarter 2014 aggregate document-related revenue decreased 4% from third quarter 2013. Document Technology segment revenue results included the following:

•	Equipment sales revenue decreased 7% from third quarter 2013 with no impact from currency. The decrease in equipment sales reflects weakness in entry products due to product launch timing and weakness in developing markets, the continued migration of customers to the growing partner print services offering (included in the Services segment), which impacts both the entry and mid-range products, and overall price declines that were within our historical range of 5% to 10%.
•	Annuity revenue decreased 5% from third quarter 2013, with a 1-percentage point positive impact from currency. Third quarter 2013 Annuity revenue included a $25 million gain in Financing revenue from the sale of finance receivables in that quarter. The overall decrease in Financing revenue from third quarter 2013 contributed 2-percentage points to the Annuity revenue decline and 1-percentage point to the overall Document Technology revenue decline, and reflects the impact of the gain as well as a lower receivables balance due to lower originations and prior finance receivables sales. The remainder of the decrease in Annuity revenue reflects a modest decline in total pages, lower supplies demand due to weakness in entry products, and continued migration of customers to our partner print services offering (included in our Services segment).

Document Technology revenue mix was 56% mid-range, 24% high-end and 20% entry, consistent with recent quarters.

Segment Margin

Third quarter 2014 Document Technology segment margin of 14.0% increased 1.9-percentage points from third quarter 2013 including a 0.8-percentage point increase in gross margin. Benefits from restructuring and cost initiatives, lower pension expense, favorable currency on Yen based purchases and revenue mix more than offset price declines and the impact of the prior year finance receivable gain. SAG and RD&E decreased as a percent of revenue, as benefits from restructuring and productivity improvements and lower pension expense more than offset the impact of overall lower revenues.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:

Entry

•	15% decrease in color printers.
•	20% decrease in color multifunction devices.
•	20% decrease in black-and-white multifunction devices.

Several new entry products were launched in third quarter 2014, and additional products are being launched in fourth quarter 2014. The timing of these launches contributed to the activity declines along with higher declines in developing markets.

Mid-Range

•	Mid-range color flat with growth in office multifunction devices offset by declines in entry production devices.
•	8% decrease in mid-range black-and-white with consistent declines across office multifunction devices and entry production devices.

High-End

•	24% decrease in high-end color systems. Excluding Fuji Xerox digital front-end sales, high-end color installs increased 3% with growth in the new Versant product, the C75 and J75 color press products and the Impika products.
•	1% increase in high-end black-and-white systems, with growth across the Nuvera product line partially offset by decreased demand across the DocuPrint product line.

Other

Revenue

Third quarter 2014 Other revenue of $143 million decreased 1% from third quarter 2013, with no impact from currency. The decrease is due primarily to lower wide format revenues. After the aforementioned sales of our N.A. and European Paper distribution businesses, total paper revenue (all within developing markets) comprised approximately one third of Other segment revenue in the quarter.

Segment Loss

Third quarter 2014 Other segment loss of $85 million increased $29 million from third quarter 2013, primarily driven by lower gains from the sale of surplus U.S. properties and higher legal reserves. Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment.

Notes:

(1)See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)Revenue from Document Outsourcing installations is reported in the Services segment.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended September 30, 2014 and 2013:

	Three Months Ended September 30,
(in millions)	2014	2013	Change

Net cash provided by operating activities	$595	$961	$(366)
Net cash used in investing activities	(128)	(82)	(46)
Net cash used in financing activities	(417)	(871)	454
Effect of exchange rate changes on cash and cash equivalents	(42)	11	(53)

Increase in cash and cash equivalents	8	19	(11)
Cash and cash equivalents at beginning of period	1,007	929	78

Cash and Cash Equivalents at End of Period	$1,015	$948	$67

Cash Flows from Operating Activities

Net cash provided by operating activities was $595 million in third quarter 2014. The $366 million decrease in operating cash from third quarter 2013 was primarily due to the following:

—	$16 million decrease in pre-tax income before depreciation and amortization, restructuring and litigation.
—	$368 million decrease from finance receivables primarily related to the impact from prior period sales of receivables partially offset by higher net run-off. See Sales of Finance Receivables section for further discussion.
—	$75 million decrease from accounts receivable primarily due to the timing of collections and the impact from quarterly revenue changes partially offset by the impact from the sales of receivables.
—	$37 million decrease due to higher contributions to our defined benefit pension plans.
—	$17 million decrease due to the timing of settlements of foreign currency derivative contracts. These derivatives primarily relate to hedges of Yen inventory purchases.
—	$187 million increase in accounts payable and accrued compensation primarily related to the timing of accounts payable payments.

Cash Flows from Investing Activities

Net cash used in investing activities was $128 million in third quarter 2014. The $46 million increase in the use of cash from third quarter 2013 was primarily due to the following:

—	$33 million increase primarily due to lower proceeds from the sale of surplus U.S. properties.
—	$10 million increase from higher capital expenditures (including internal use software).

Cash Flows from Financing Activities

Net cash used in financing activities was $417 million in third quarter 2014. The $454 million decrease in the use of cash from third quarter 2013 was primarily due to the following:

—	$570 million decrease from net debt activity. Third quarter 2014 reflects a decrease of $50 million in Commercial Paper. Third quarter 2013 reflects payments of $600 million of Senior Notes and a decrease of $50 million in Commercial Paper offset by net proceeds of $39 million from the sale and capital leaseback of a U.S. building.
—	$89 million increase from share repurchases.
—	$33 million increase due to lower proceeds from the issuance of common stock under our stock option plans.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2014	December 31, 2013

Total Finance receivables, net (1)	$4,261	$4,530
Equipment on operating leases, net	526	559

Total Finance Assets, net (2)	$4,787	$5,089

(1) Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2) Change from December 31, 2013 includes a decrease of $178 million due to currency across all Finance Assets, with the remainder due primarily to repayments exceeding new originations.

The following summarizes our debt:

(in millions)	September 30, 2014	December 31, 2013

Principal debt balance(1)	$7,640	$7,979
Net unamortized discount	(55)	(58)
Fair value adjustments(2)
- terminated swaps	75	100
- current swaps	-	-

Total Debt	$7,660	$8,021

(1) Includes Notes Payable of $2 million as of September 30, 2014 and $5 million as of December 31, 2013.

(2) Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.

Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2014	December 31, 2013

Financing Debt(1)	$4,189	$4,453
Core Debt	3,471	3,568

Total Debt	$7,660	$8,021

(1)   Financing Debt includes $3,728 million and $3,964 million as of September 30, 2014 and December 31, 2013, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2014	2013	2014	2013

Accounts receivable sales	$696	$814	$2,244	$2,587
Deferred proceeds	94	125	314	384
Loss on sales of accounts receivable	4	4	12	13

Estimated decrease to operating cash flows (1)	(22)	(75)	(42)	(42)

(1) Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables

In the third and fourth quarters of 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million and $682 million, respectively, and associated pre-tax gains of $40 million and $44 million, respectively. In 2013, the pre-tax gains were $25 million in the third quarter and $15 million in the fourth quarter. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.

The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2014	2013	2014	2013

Net cash received for sales of finance receivables (1)	$-	$384	$-	$384
Impact from prior sales of finance receivables (2)	(125)	(84)	(411)	(258)
Collections on beneficial interest	23	16	74	43

Estimated (decrease) increase to operating cash flows	$(102)	$316	$(337)	$169

(1) Net of beneficial interest, fees and expenses.

(2) Represents cash that would have been collected had we not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; service interruptions; interest rates, cost of borrowing and access to credit markets; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 and June 30, 2014 and our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2014 third quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of certain items as well as their related income tax effects.

•	Net income and Earnings per share (EPS)
•	Effective tax rate

In 2014 and 2013 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended September 30, 2014		Three Months Ended September 30, 2013
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS

Reported(1)	$267	$0.22	$287	$0.22

Adjustments:
Amortization of intangible assets	53	0.05	52	0.04

Adjusted	$320	$0.27	$339	$0.26

Weighted average shares for adjusted EPS(2)		1,192		1,286

Fully diluted shares at end of period(3)		1,185

(1) Net Income and EPS from continuing operations attributable to Xerox.

(2) Average shares for the calculation of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.

(3) Represents common shares outstanding at September 30, 2014 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in the third quarter 2014.

Effective Tax reconciliation:

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported(1)	$300	$71	23.7%	$334	$85	25.4%

Adjustments:
Amortization of intangible assets	85	32		83	31

Adjusted	$385	$103	26.8%	$417	$116	27.8%

(1) Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$300	$5,120	5.9%	$334	$5,235	6.4%

Adjustments:
Amortization of intangible assets	85			83
Xerox restructuring charge	28			35
Other expenses, net	73			38

Adjusted Operating Income/Margin	$486	$5,120	9.5%	$490	$5,235	9.4%
Equity in net income of unconsolidated affiliates	44			43
Business transformation costs	6			-
Fuji Xerox restructuring charge	1			3
Other expenses, net*	(75)			(39)

Segment Profit/Revenue	$462	$5,120	9.0%	$497	$5,235	9.5%

* Includes rounding adjustments.

(1) Profit and Revenue from continuing operations attributable to Xerox.

Guidance:

Earnings Per Share Guidance
	Q4 2014	FY 2014

GAAP EPS from Continuing Operations	$0.26 - $0.28	$0.93 - $0.95

Adjustments:
Amortization of intangible assets	0.04	0.18

Adjusted EPS	$0.30 -$0.32	$1.11 - $1.13

Note:  GAAP and Adjusted EPS guidance includes anticipated restructuring

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Basic Earnings per Share:
Net income from continuing operations attributable to Xerox	$267	$287	$816	$875
Accrued Dividends on preferred stock	(6)	(6)	(18)	(18)

Adjusted net income from continuing operations available to common shareholders	$261	$281	$798	$857
Net loss from discontinued operations attributable to Xerox	(1)	(1)	(3)	(22)

Adjusted net income available to common shareholders	$260	$280	$795	$835

Weighted average common shares outstanding	1,149,113	1,236,485	1,163,442	1,230,787

Basic Earnings (Loss) per Share:
Continuing Operations	$0.23	$0.23	$0.69	$0.70
Discontinued Operations	-	-	(0.01)	(0.02)

Total	$0.23	$0.23	$0.68	$0.68

Diluted Earnings per Share:
Net income from continuing operations attributable to Xerox	$267	$287	$816	$875
Accrued Dividends on preferred stock	-	-	-	-
Interest on Convertible Securities, net	-	-	-	1

Adjusted net income from continuing operations available to common shareholders	$267	$287	$816	$876
Net loss from discontinued operations attributable to Xerox	(1)	(1)	(3)	(22)

Adjusted net income available to common shareholders	$266	$286	$813	$854

Weighted average common shares outstanding	1,149,113	1,236,485	1,163,442	1,230,787
Common shares issuable with respect to:
Stock options	2,793	5,225	3,177	5,422
Restricted stock and performance shares	13,533	14,910	14,363	18,429
Convertible preferred stock	26,966	26,966	26,966	26,966
Convertible securities	-	1,992	-	1,992

Adjusted weighted average common shares outstanding	1,192,405	1,285,578	1,207,948	1,283,596

Diluted Earnings (Loss) per Share:
Continuing Operations	$0.22	$0.22	$0.68	$0.68
Discontinued Operations	-	-	(0.01)	(0.01)

Total	$0.22	$0.22	$0.67	$0.67

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (shares in thousands):
Stock options	4,143	13,102	3,759	12,905
Restricted stock and performance shares	18,958	12,016	18,128	8,497
Convertible preferred stock	-	-	-	-
Convertible Securities	-	-	-	-

	23,101	25,118	21,887	21,402

Dividends per Common Share	$0.0625	$0.0575	$0.1875	$0.1725

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
(in millions)	2014	2013
Segment Profit	$462	$497

Reconciling items:
Restructuring and related costs (1)	(34)	(35)
Restructuring charges of Fuji Xerox	(1)	(3)
Amortization of intangible assets	(85)	(83)
Equity in net income of unconsolidated affiliates	(44)	(43)
Other	2	1

Pre-Tax Income	$300	$334

(1) Q3 2014 Restructuring and asset impairment charges of $28 and business transformation costs (“BTC”) of $6.

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:

The Services segment comprises three service offerings:

¡	Business Process Outsourcing.
¡	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.
¡	Information Technology Outsourcing.

Document Technology:

The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

¡	“Entry”, which includes A4 devices and desktop printers.
¡	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.
¡	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:	The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems and non-allocated corporate items including non-financing interest, and other items included in Other expenses, net.

APPENDIX III

Xerox Corporation

Discontinued Operations Restatement Summary

Detailed below is the restatement for Other and Total Segment results by quarter for 2014 and 2013 related to the closure of Xerox Audio Visual Solutions in July 2014. The entire restated income statement for these periods can be found in the financial model included on our website at http://news.xerox.com/investors/materials.

(in millions)	Q1	Q2	Q3	Q4	2013 FY	2014 Q1	2014 Q2

Other Segment Revenue	$138	$167	$144	$170	$619	$142	$164

Total Performance Revenue	$5,182	$5,376	$5,235	$5,548	$21,341	$5,099	$5,281

Other Segment Profit	$(69)	$(61)	$(56)	$(35)	$(221)	$(51)	$(75)

Total Segment Profit	$390	$484	$497	$529	$1,900	$449	$488

Other Segment Margin	-50.0%	-36.5%	-38.9%	-20.6%	-35.7%	-35.9%	-45.7%

Total Segment Margin	7.5%	9.0%	9.5%	9.5%	8.9%	8.8%	9.2%